FactSet Appoints Barak Eilam to Board of Directors

NORWALK, Conn., Dec. 18, 2024 - FactSet (NYSE: FDS | NASDAQ: FDS), a global financial digital platform and enterprise solutions provider, today announced the appointment of Barak Eilam to its Board of Directors. He will also serve on FactSet’s Compensation and Talent Committee.

Eilam brings nearly three decades of experience scaling enterprise software companies into global market leaders. He is serving as Chief Executive Officer (CEO) of NICE, a leading enterprise software company specializing in analytics and AI solutions, through the end of calendar year 2024.

As CEO from 2014 to 2024, Eilam led the company through remarkable growth, tripling its revenue to nearly $3 billion, growing cloud revenue from almost zero to $2 billion, and more than quadrupling earnings per share. He began his career as an engineer at NICE in 1999. Throughout his 25 years at the company, Eilam held several senior executive positions in engineering, product management, and sales leadership, including President of NICE America.

In addition to his role at FactSet, Eilam serves on the boards of HMH, a leading K-12 education company, and SimilarWeb, a digital data and analytics firm. He holds a Bachelor of Science in Electrical Engineering from Tel Aviv University.

“We are delighted to welcome Barak Eilam to our Board of Directors,” said Robin Abrams, Chair of the Board of Directors. “His extensive experience in growing enterprise software businesses and deep knowledge of AI-driven innovation will help FactSet continue to advance its strategy and provide exceptional value to our stakeholders.”

“FactSet is an industry leader known for its innovation and commitment to client success,” said Eilam. “I am honored to join the Board of Directors and excited to work with the leadership team to drive growth and innovation in this new era of technology.”

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to more than 8,200 global clients, including over 216,000 individual users. Clients across the buy-side and sell-side, as well as wealth managers, private equity firms, and corporations, achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized among the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on X and LinkedIn.

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